Exhibit 31.1

CERTIFICATIONS

I, Kenneth W. Brimmer, certify that:

1.

I have reviewed this Form 10-KSB/A of STEN Corporation;

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

Date January 26, 2007	/s/ Kenneth W. Brimmer
Chief Executive Officer